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                                                                 EXHIBIT 10.1












                               TKZ HOLDING CORP.


                               TUKAIZ LITHO, INC.


                                     AND


                                MICHAEL VITALLO









                            ASSET PURCHASE AGREEMENT

                          Dated as of January 31, 1997







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                               TABLE OF CONTENTS


                                                                       Page

ARTICLE I - AGREEMENT TO SELL ASSETS; PURCHASE PRICE FOR
      ASSETS; CLOSING

1.01     Agreement to Sell Assets                                        1
1.02     Purchase Price for Assets; Assumption of Liability              1
1.03     Closing                                                         2
1.04     Allocation of Consideration                                     2
1.05     TCS Stock                                                       2


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF VITALLO

2.01     Power and Authority of Vitallo                                  2
2.02     Enforceability                                                  2
2.03     Absence of Conflicts                                            2
2.04     Litigation and Claims Against Vitallo                           3
2.05     Broker's Fees                                                   3


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF VITALLO AND SELLER

3.01     Organization and Authority                                      3
3.02     Capitalization                                                  3
3.03     Due Authorization                                               4
3.04     Absence of Conflicts                                            4
3.05     Financial Information                                           4
3.06     Absence of Material Changes                                     5
3.07     Title to Properties; Liens                                      5
3.08     Contracts and Agreements                                        6
3.09     Customers and Suppliers                                         6
3.10     Employment Agreements                                           7
3.11     Employee Benefit Plans                                          7
3.12     Patents, Trademarks, Copyrights, Licenses
           and Secrecy Agreements                                        8
3.13     Trade Secrets                                                   9
3.14     Governmental Licenses and Permits                               9
3.15     Indebtedness and Commitments                                    9
3.16     Taxes                                                           9
3.17     Insurance                                                      11
3.18     Litigation and Claims                                          11
3.19     Compliance with Laws                                           11
3.20     Environmental and Occupational Safety Matters                  11
3.21     Brokers' Fees                                                  12
3.22     Contingencies                                                  12
3.23     Employee Severance Claims                                      12
3.24     Bank Accounts                                                  12
3.25     Accounts Receivable                                            12
3.26     Condition of Tangible Assets                                   12
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                                                                       Page

3.27     Inventory                                                      12
3.28     Hazardous Wastes                                               13
3.29     Warranty Expense                                               13
3.30     Powers-of-Attorney                                             13
3.31     Books and Records                                              13
3.32     No Undisclosed Information                                     13


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

4.01     Organization and Authority                                     13
4.02     Due Authorization                                              13
4.03     Absence of Conflicts                                           14
4.04     Litigation and Claims Against Buyer                            14
4.05     Brokers' Fees                                                  14


ARTICLE V - COVENANTS OF VITALLO

5.01     Certain Changes and Conduct of Business                        14
5.02     Access to Information                                          16
5.03     Governmental Approvals                                         16
5.04     Consents and Approvals                                         16
5.05     All Reasonable Efforts                                         16
5.06     Exclusivity                                                    16
5.07     Disclosure Schedule                                            16


ARTICLE VI - COVENANTS OF BUYER

6.01     Information Kept Confidential                                  17
6.02     Governmental Approvals                                         17
6.03     Consents and Approvals                                         17
6.04     All Reasonable Efforts                                         18


ARTICLE VII - CONDITIONS OF CLOSING

7.01     Preamble                                                       18
7.02     Conditions to Obligations All Parties                          18
7.03     Conditions to Obligations of Buyer                             18
7.04     Conditions to Obligations of Vitallo                           20


ARTICLE VIII - REMEDIES FOR BREACHES OF THIS AGREEMENT

8.01     Survival of Representations, Warranties
           and Covenants                                                20
8.02     Indemnification Provisions for Benefit of Buyer                21
8.03     Indemnification Provisions for Benefit of Vitallo              21
8.04     Notice of Claim for Indemnification                            21
8.05     Matters Involving Third Parties                                21
8.06     Treatment of Indemnification Payments                          22
8.07     Other Indemnification Provisions                               22
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                                                                       Page

ARTICLE IX - DEFINITIONS                                                22

ARTICLE X - MISCELLANEOUS

10.01    Termination                                                    25
10.02    Further Assurances; Books and Records                          26
10.03    Press Releases and Public Announcements                        26
10.04    Expenses                                                       26
10.05    Governing Law; Submission to Jurisdiction                      26
10.06    Entire Agreement; Modification; Waiver                         27
10.07    Notices                                                        27
10.08    Counterparts                                                   27
10.09    Matters of Construction, Interpretation
           and the Like                                                 28
10.10    No Third-Party Beneficiaries                                   28
10.11    Succession and Assignment                                      28
10.12    Noncompetition                                                 28
10.13    Supplemental Health Insurance Payment                          29



                                    EXHIBITS

Exhibit A - Form of Opinion of Counsel to Seller and Tukaiz
Exhibit B - Form of Bill of Sale
Exhibit C - Form of Assignment and Assumption Agreement
Exhibit D - Form of Stock Purchase Agreement and General Release
Exhibit E - Form of Lease
Exhibit F - Form of Opinion of Counsel to Buyer



                                   SCHEDULES

Schedule 2.03     - Third Party Consents for Seller
Schedule 3.01     - Subsidiaries and Investments; Foreign Jurisdictions
Schedule 3.02     - Capitalization
Schedule 3.04     - Third Party Consents for Seller
Schedule 3.05     - Financial Statements
Schedule 3.06     - Changes Since January 31, 1996
Schedule 3.07(a)  - Real Property
Schedule 3.07(b)  - Buildings and Plants
Schedule 3.07(c)  - Other Assets
Schedule 3.08     - Contracts and Agreements
Schedule 3.09     - Customers and Suppliers
Schedule 3.10     - Employment and Collective Bargaining Agreements
Schedule 3.11     - Employee Benefit Plans
Schedule 3.12     - Patents, Trademarks and Copyrights
Schedule 3.13     - Trade Secrets
Schedule 3.14     - Governmental Licenses and Permits
Schedule 3.15     - Indebtedness and Commitments
Schedule 3.16     - Taxes
Schedule 3.17     - Insurance
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Schedule 3.18     - Litigation and Claims
Schedule 3.19     - Compliance with Laws
Schedule 3.20     - Environmental and Occupational Safety Matters
Schedule 3.24     - Bank Accounts
Schedule 3.30     - Powers-of-Attorney



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                           ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of January 31, 1997, among TKZ HOLDING CORP., a Pennsylvania corporation ("Buyer"), TUKAIZ LITHO, INC., an Illinois corporation ("Seller") and MICHAEL VITALLO, an individual 50% shareholder of Seller ("Vitallo"). Capitalized terms used in this Agreement which are not otherwise defined herein are defined in Article IX hereof.

                                  WITNESSETH:

WHEREAS, Seller has one class of capital stock, that being Common Stock, without par value (the "Common Stock"), issued and outstanding at this time;

WHEREAS, Vitallo owns 50% of all of the issued and outstanding shares of Common Stock;

WHEREAS, Frank Defino, Sr. ("Defino"), an individual, owns the other 50% of the issued and outstanding shares of Common Stock;

WHEREAS, concurrently with this the execution of Agreement, Defino is entering into a Membership Interest Agreement of even date herewith among Defino, Seller, Buyer and the L.L.C. (the "Membership Interest Agreement"), the closing of which shall be held at the same time as the Closing hereunder; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

                                   ARTICLE I
                   Agreement to Sell Assets; Purchase Price
                              for Assets; Closing

1.01 Agreement to Sell Assets. On the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of Liens, and Buyer shall purchase from Seller, for the consideration specified in
Section 1.02 hereof, a 50% interest in the assets of Seller (the "Assets"), including without limitation the following:

(a) all tangible assets used or useful in Seller's conduct of its business, including without limitation, all equipment, computers, furniture, fixtures, supplies, books and records;

(b)  all accounts receivable and similar claims;

(c)  all inventory of Seller; and

(d) all intangible assets, such as computer programs and rights under leases, licenses, contracts and other agreements and instruments.

Notwithstanding the foregoing, Seller shall not sell and Buyer shall not purchase an interest in the Excluded Assets and any loans receivable (including interest due thereon) from Defino.

1.02  Purchase Price for Assets; Assumption of Liabilities.

(a) Buyer shall purchase the Assets pursuant to Section 1.01 hereof and, in exchange therefor, shall deliver $4,000,000 to Seller.
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(b)  Buyer shall, pursuant to the Assignment and Assumption Agreement described in Section 2.01 hereof, assume a 50% interest in the Liabilities of the Seller.
(c) Buyer shall use all reasonable efforts to cause Vitallo to be removed from the personal guarantees, loans and other obligations as described in
Section 7.04(g) hereof.
(d) All cash to be delivered pursuant to Section 1.02(a) hereof shall be represented by a certified check payable to the order of Seller or paid by wire transfer.

1.03 Closing. Subject to the terms and conditions set forth herein, the closing of this Agreement and the transactions contemplated hereby (the "Closing") shall be held at the offices of Reed Smith Shaw & McClay, 435 Sixth Avenue, Pittsburgh, Pennsylvania at 10:00 a.m., prevailing Pittsburgh time, on January 31, 1997 or such other date mutually agreeable to the parties which is following the satisfaction of the conditions contained in Article VII hereof (the date of the Closing is referred to herein as the "Closing Date"). If the Closing Date is January 31, 1997, such Closing shall be deemed effective at 12:01 a.m. on February 1, 1997.

1.04. Allocation of Consideration. The Purchase Price shall be allocated among the Assets in accordance with the values to be agreed upon by Seller and Buyer on or before the Closing Date. Such allocation shall be made in accordance with Section 1060 of the Code.

1.05. TCS Stock. At the Closing, Vitallo shall contribute his shares of stock of Tukaiz Creative Services, Inc., an Illinois corporation ("TCS"), to Seller.
                                   ARTICLE II
                   Representations and Warranties of Vitallo

Vitallo represents and warrants to Buyer that the statements contained in this
Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except in each case as set forth in the Disclosure Schedule.

2.01 Power and Authority of Vitallo. Vitallo has the unrestricted right and power to execute and deliver this Agreement and the other Transaction Documents to which he is a party, to perform his obligations hereunder and thereunder.

2.02 Enforceability. This Agreement and each of the other Transaction Documents to which Vitallo is a party constitute the legal, valid and binding obligations of Vitallo enforceable against Vitallo in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

2.03 Absence of Conflicts. Neither the execution and delivery by Vitallo of this Agreement or the other Transaction Documents to which Vitallo is a party, the compliance by Vitallo with the terms and conditions hereof and thereof, nor the consummation by Vitallo of the transactions contemplated hereby and thereby will:

(a) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Vitallo,
(b) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which Vitallo is a party or by which Vitallo is bound or to which any property of Vitallo is subject,
(c)  result in the creation of any Lien upon any of the assets of Vitallo, or
(d) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such indenture, mortgage, Lien, lease, agreement or instrument,

except that prior to the Closing of the transactions contemplated hereby the consents, approvals and filings referred to in Schedule 2.03 have to be obtained or made.

2.04 Litigation and Claims Against Vitallo. There are no actions, suits or proceedings pending or threatened against Vitallo which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

2.05 Brokers' Fees. Vitallo has not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby.

                                  ARTICLE III
             Representations and Warranties of Vitallo and Seller

Each of Vitallo and Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except in each case as set forth in the Disclosure Schedule.

3.01 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller (i) has full corporate power and authority to own and lease the property and assets it now owns and leases and to carry on its business as and where such property and assets are now owned or leased and such business is now conducted and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified and (iii) except as set forth on Schedule 3.01, has not owned and does not now own directly or indirectly any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise. Seller is not authorized to do business as a foreign corporation in any jurisdiction. The copies of the articles of incorporation and bylaws of Seller, which have previously been delivered to Buyer, are complete and correct and in either case have not been amended since prior to June 1, 1996. Seller has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or threatened against Seller.
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3.02  Capitalization.  The entire authorized capital stock of Seller, and the capital stock of Seller which is as of the date of this Agreement issued and outstanding, is as set forth on Schedule 3.02. All such outstanding shares of capital stock of Seller as set forth on Schedule 3.02 are validly issued, fully paid and nonassessable and are owned beneficially and of record by the persons set forth on such Schedule, free and clear of all Liens. Except as set forth on Schedule 3.02, there are outstanding no securities, subscriptions, options, warrants, phantom stock rights, calls or rights of any kind, or rights with respect to convertible debt, issued or granted by, or binding upon, Seller or Vitallo to purchase or otherwise acquire any shares of capital stock of Seller, or other equity securities or equity interests in Seller.

3.03 Due Authorization. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate proceedings on the part of Seller. This Agreement and each of the other Transaction Documents to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

3.04 Absence of Conflicts. Neither the execution and delivery by Seller of this Agreement or the other Transaction Documents to which Seller is a party, the compliance by Seller with the terms and conditions hereof and thereof, nor the consummation by Seller of the transactions contemplated hereby and thereby will:

(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of Seller,
(b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Seller,
(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which Seller is a party or by which it is bound or to which any property of Seller is subject,
(d)  result in the creation of any Lien upon any of the assets of Seller, or
(e) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such indenture, mortgage, Lien, lease, agreement or instrument,

except that prior to the Closing of the transactions contemplated hereby the consents, approvals and filings referred to in Schedule 3.04 have to be obtained or made.

3.05 Financial Information. Vitallo has heretofore furnished to Buyer the financial statements and information with respect to Seller described on
Schedule 3.05 (the "Financial Statements").  The Financial Statements were

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
prepared in accordance with generally accepted accounting principles consistently applied and fairly present:
(a) the consolidated financial position of Seller as at October 31, 1996 and as of January 31, 1996, 1995 and 1994, and
(b) the consolidated results of operations and changes in financial position of Seller for the period ending October 31, 1996 and for the years ended January 31, 1996, 1995 and 1994.

The books and records of Seller from which the Financial Statements were prepared properly and accurately record the transactions and activities which they purport to record.

3.06 Absence of Material Changes. Except as set forth in Schedule 3.06 or the Financial Statements, since January 31, 1996 there has not been:
(a) any Material Adverse Effect with respect to Seller, or any event, condition or state of facts which could be reasonably expected (i) to have a Material Adverse Effect on Seller, or (ii) to impair materially the ability of Seller or Vitallo to perform its obligations under this Agreement,
(b) any damage, destruction, condemnation or loss, whether covered by insurance or not, which has had, or could reasonably be expected to have, a Material Adverse Effect on Seller,
(c) any strikes or work stoppages against the operations of Seller relating to the conduct of its business or any injunction, order, writ or decree of any court or other governmental agency or instrumentality against such strikes or work stoppages, or
(d) any action taken by Seller of the nature referred to in Section 5.01 hereof.

3.07  Title to Properties; Liens.

(a) Real Property. Seller does not own any real property in fee. Schedule 3.07(a) identifies all interests of Seller in leaseholds under leases and material easements and other material interests in real property owned by Seller (the "Real Property"). Except for the Real Property, no other real property is used in the business of Seller. Schedule 3.07(a) identifies, and Vitallo has heretofore made available to Buyer true and complete copies of, all leases or other instruments, in each case as in effect on the date hereof (the "Real Property Instruments"), which evidence the interests of Seller in the Real Property. Except as set forth in Schedule 3.07(a), all of such leases and other instruments are in full force and effect and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any such leases or other instruments, by Seller or, to the knowledge of Vitallo, any other party thereto. To the best of Vitallo's and Seller's knowledge, the Real Property includes all material easements and rights-of-way necessary for present access to and use of the Real Property. The Real Property conforms to all applicable zoning laws and regulations and no notice of violation of any such laws or regulations relating to any of the Real Property has been received by Seller or Vitallo. No condemnation proceedings are proposed, threatened or pending which would materially affect the Real Property.

(b)  Buildings and Equipment.  Schedule 3.07(b) hereto identifies separately:
(i) all buildings in which Seller has an interest or which are used in the business of Seller,
(ii) all machinery and equipment owned or leased by Seller as lessee or used in its business having a current replacement cost in excess of $10,000 and the location thereof (the "Equipment"),
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
(iii) all leases and other instruments which evidence the interests of Seller in Equipment and any other equipment leases under which Seller is lessee and which provide for aggregate rental payments after January 1, 1996 in excess of $10,000 (the "Equipment Instruments") and
(iv) any other equipment used but not owned or leased by Seller.

Vitallo has heretofore delivered to Buyer true and complete copies of all Equipment Instruments, in each case as in effect on the date hereof. Except as set forth in Schedule 3.07(b), all such Equipment Instruments are in full force and effect and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any such Equipment Instruments, by Seller or, to the knowledge of Vitallo, any other party thereto. Except as set forth in Schedule 3.07(b), Seller has good title to the Equipment it owns, free and clear of any and all Liens other than Permitted Liens. The buildings and plants referred to in clause (i) of this
Section 3.07(b) and the Equipment do not encroach on the property of others.

(c) Other Assets. Except as set forth in Schedule 3.07(c), all other assets of Seller, including all assets shown on the consolidated balance sheet of Seller as at January 31, 1996 described in Section 3.05 hereof (other than assets disposed of in the ordinary course of business since such date) are owned by Seller , as the case may be, free and clear of any and all Liens other than Permitted Liens.

3.08 Contracts and Agreements. Schedule 3.08 identifies all of the contracts, commitments and agreements of Seller, not otherwise identified in any other Schedule, which
(i) individually or in the aggregate involve purchases after the date hereof of more than $10,000 from any one seller or group of related sellers,
(ii) individually or in the aggregate involve sales or leases after the date hereof of more than $10,000 to any one buyer or lessee or group of related buyers or lessees,
(iii) are contracts, commitments or agreements or involve transactions, with any Affiliate of Seller,
(iv) are contracts, commitments and agreements not in the ordinary course of business of Seller, or
(v) are contracts, commitments or agreements otherwise material to the business of Seller.

The contracts, commitments and agreements listed on Schedule 3.08 are hereinafter called the "Contracts". Vitallo has heretofore delivered to Buyer true and complete copies of all Contracts as in effect on the date hereof. Except as set forth in Schedule 3.08, all Contracts are in full force and effect (other than those which have been duly performed) and there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any of the Contracts, by Seller or, to the knowledge of Vitallo, any other party thereto.

3.09 Customers and Suppliers. Schedule 3.09 identifies each of the customers and suppliers of Seller whose purchases from or sales to Seller constituted 5 percent or more of the combined net revenues or net purchases, respectively, of Seller taken as a whole during the year ended January 31, 1996, and during the nine fiscal months ended October 31, 1996, showing, with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of products leased or sold).

3.10.  Employment Agreements.  Schedule 3.10 identifies

(a) each management or employment contract or contract for personal services with any officer, consultant, salesman or other non-union employee or agent of Seller which is not by its terms terminable at will or on less than 30 days' notice without penalty,

(b) each officer, consultant, salesman or other non-union employee or agent of Seller receiving as at the date hereof compensation (including bonuses and commissions, if any) at an annual rate of $50,000 or more, specifying the rate of such compensation (including such bonuses and commissions) and the positions held by such persons, and

(c) each collective bargaining agreement or other agreement covering unionized or hourly employees to which Seller is a party or which covers employees of Seller .

The contracts and agreements identified on Schedule 3.10 are hereinafter called the "Employment Contracts." Vitallo has heretofore made available to Buyer true and complete copies of each of the Employment Contracts as in effect on the date hereof. Except as listed on Schedule 3.10, there are no material disputes presently subject to any grievance procedure, arbitration or litigation under the Employment Contracts nor is there any material default, or any event which with notice or the lapse of time or both will become a material default, under the Employment Contracts, by Seller or, to the knowledge of Vitallo, any other party thereto. There are no strikes, lockouts or work stoppages or slowdowns or, to the knowledge of Vitallo, jurisdictional disputes or organizing activity occurring or threatened with respect to the business operations of Seller.

3.11  Employee Benefit Plans.

(a) Schedule 3.11 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes:

(i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws.

(ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been or will be paid to each such Employee Pension Benefit Plan before the Closing Date or within 60 days after the Closing Date. All premiums or other payments for all periods ending on or before the Closing Date have been paid, or will be paid before the Closing Date, with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received a favorable determination letter from the Internal Revenue Service.

(v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder, determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(vi) Vitallo has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan that Seller maintains or ever has maintained or to which it contributes, ever has contributed or ever has been required to contribute:

(i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of any of Vitallo, threatened.
(ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Vitallo, threatened, except that the former plan administrator is being investigated for self dealing practices with all of his clients, with respect to which Seller is not involved in such investigation as a possible defendant. Vitallo has no knowledge of any basis for any such action, suit, proceeding, hearing or investigation.
(iii) Seller has not incurred, and Vitallo has no reason to expect that Seller will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(c) Seller has not contributed to or been required to contribute to any Multiemployer Plan, and Seller has no Liability (including withdrawal Liability) under any Multiemployer Plan.

(d) Seller has not maintained or contributed to or been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

3.12  Patents, Trademarks, Copyrights, Licenses and Secrecy Agreements.
Schedule 3.12 identifies all patents, patent applications, trademarks, trademark applications, trade names and copyrights owned by Seller and all patent, trademark, copyright, trade name and technology licenses or secrecy agreements of Seller. All such patents, trademarks, copyrights and applications have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Registrar of Copyrights or the corresponding offices of other countries, and have been properly maintained and renewed in accordance with applicable laws and regulations. Except as disclosed in Schedule 3.12, there is no patent, copyright, trade name or trademark infringement or similar proceeding pending or, to the knowledge of Vitallo, threatened against Seller. Vitallo has no knowledge of any substantial basis for any contention that
(a) any of the material patents, trademarks, trade names, copyrights or applications therefor of Seller are invalid or subject to claim of patent abuse,
(b) Seller is infringing in any material respect any patents, trademarks, trade names or copyrights of others,
(c) Seller is violating in any material respect any technology or secrecy rights of any person, or
(d) any patents, trademarks, trade names, copyrights, technology or secrecy rights are being used contrary to the provisions of any material licensing or other agreement.

Schedule 3.12 lists all material licenses and other rights which have been granted by Seller for the use of any patents, trademarks, trade names, copyrights, trade secrets and similar rights.

3.13 Trade Secrets. Seller has the right to use, subject to the license and secrecy agreements listed on Schedule 3.13 hereto, free and clear of any claims of others (pending or threatened), all trade secrets, customer lists and technical information being used in the business and operations of Seller to the extent and on the products on which, or in respect of which, such items are being used.

3.14 Governmental Licenses and Permits. Schedule 3.14 hereto identifies all licenses, permits and variances of all United States Federal, state and local governmental authorities relating to the business and operations of Seller (the "Permits"). Vitallo has heretofore delivered to Buyer true and complete copies of the Permits as in effect on the date hereof. Except as set forth in
Schedule 3.14, all governmental licenses and permits material to or necessary in the conduct of the business of Seller have been obtained and are in full force and effect, and Seller is not in material violation of any such licenses or permits, and no proceeding is pending or threatened to revoke or limit any thereof.

3.15 Indebtedness and Commitments. Schedule 3.15 hereto identifies each contract or agreement under which Seller has outstanding any indebtedness, obligation (including without limitation guarantees) or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability (the "Debt Instruments"). Vitallo has heretofore delivered to Buyer true and complete copies of each of the Debt Instruments as in effect on the date hereof.
Except as set forth in Schedule 3.15, there is no event of default or condition or event which, with the giving of notice or the lapse of time or both, could become an event of default under any of the Debt Instruments.

3.16  Taxes.  Except as set forth in Schedule 3.16 hereto:

(a) as of the Closing Date, Seller will have prepared and executed and duly filed when due all United States Federal, state and other Tax Returns required to be filed by applicable laws and regulations for all periods to and including periods ending on such date and all Taxes or installments thereof that are shown to be due on such Tax Returns will have been duly and timely paid,

(b) with respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Seller has made due and sufficient current accruals for such Taxes in its financial statements, and Seller has made all required estimated Tax payments sufficient to avoid any underpayment penalty,

(c) Vitallo has furnished to Buyer complete and correct copies of all United States Federal, state and local income Tax Returns relative to the operations of Seller for the period beginning January 1, 1988, and ending January 31, 1996, together with complete and correct copies of all reports of United States Federal, state and local Tax authorities relating to examinations of such returns,

(d) there are no agreements, waivers or arrangements by Seller for the extension of the time for the assessment of any material amounts of Tax, and no power of attorney granted by Seller with respect to any Taxes is currently in effect. No closing agreement under Section 7121 of the Code or any similar provision of any state, or local law has been entered into by or with respect to Seller,

(e) all United States Federal, state and local income Tax Returns of Seller for each year to and including the year ended December 31, 1993 have been examined by or accepted as filed with the relevant Tax authorities and any asserted deficiencies settled and paid,

(f) the consolidated balance sheets of Seller as at January 31, 1996 and October 31, 1996 adequately provide (either in accruals for Taxes, deductions from refundable Taxes or in other recorded liability or reserve accounts) for the payment of all Taxes payable by Seller for the period ended on each such date and for all periods prior thereto,

(g) there have been no deficiencies proposed as a result of the examination of any United States Federal, state or other Tax Returns filed by Seller. No audit or other proceeding by any court, governmental or regulatory authority, or similar person, is pending or threatened with respect to any Taxes due from or with respect to Seller or any Tax Return filed by or with respect to Seller, and no assessment of Tax is proposed against Seller or any of its respective assets,

(h) Seller has not filed or consented to the filing of any United States Federal or state consolidated income Tax Return with any other person,

(i) Seller does not have any liability or potential liability with respect to any consolidated Tax Return filed or to be filed by any person,

(j) Seller has not consented to the application to it of Section 341(f)(2) of the Code,

(k) there are no Liens with respect to Taxes upon any of the assets of Seller, other than Liens with respect to Taxes that are not yet due or remain payable without penalty or are being contested in good faith and by appropriate proceedings and for which adequate current reserves have been established in accordance with generally accepted accounting principles, and

(l) Seller has not been nor is it in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes. Seller has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate Taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

3.17 Insurance. Schedule 3.17 hereto is a complete and correct list of all material insurance policies of Seller or by which Seller or any of its properties or assets is covered, all of which are presently in full force and effect. Vitallo has furnished to Buyer complete and correct copies of such policies as in effect on the date hereof.

3.18  Litigation and Claims.  Except as set forth in Schedule 3.18:

(a) there are no actions, suits or proceedings pending or threatened against Seller which could reasonably be expected, if adversely determined, to have a Material Adverse Affect on Seller taken as a whole, or to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement,

(b) Seller has not been charged with violating or threatened with a charge of violating, nor is it under investigation with respect to a possible violation of, any provision of any United States Federal, state, local or foreign law or administrative ruling or regulation, and

(c) Seller has not received any currently effective notice of any default, nor is in default, under any order, writ, injunction, decree or permit of any court or of any commission or other administrative or regulatory agency.

To the knowledge of Vitallo, except as set forth in Schedule 3.18, there is no investigation of the business or properties of Seller being conducted by any governmental authority or agency which, individually or in the aggregate, could reasonably be expected to result in any action which might have a Material Adverse Effect on Seller.

3.19 Compliance with Laws. Except as set forth in Schedule 3.19, Seller has complied with all laws, regulations, orders, judgments or decrees of any United States Federal, state or local court or any governmental authority, noncompliance with which, in the aggregate, might have a Material Adverse Effect on Seller.

3.20  Environmental and Occupational Safety Matters.  Except as set forth in
Schedule 3.20

(a) To the best of Vitallo's and Seller's knowledge, Seller has been and is in compliance with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller alleging any failure to so comply. Without limiting the generality of the preceding sentence, Seller has obtained, and has been and is in compliance with all of the terms and conditions of, all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws applicable to it. No such permits, licenses or other authorizations have expired, have been administratively extended or will lapse or become void as a result of the transactions contemplated by this Agreement.

(b) To the best of Vitallo's and Seller's knowledge, Seller does not have any liability (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility, in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability) for response or remediation costs, fines or penalties at any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason, under any Environmental, Health or Safety Law.

3.21 Brokers' Fees. Neither Vitallo nor Seller has incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby for which Buyer or Seller will be responsible.

3.22  Contingencies.  Except for:
(a) liabilities which are disclosed and fully provided for in the most recent balance sheet referred to in Section 3.05, and
(b) liabilities incurred in the usual and ordinary course of business of Seller subsequent to the date of such balance sheet and on or prior to the Closing Date.

Seller has no material liabilities or obligations (absolute or contingent, known or unknown, asserted or unasserted), including without limitation contingent liability for the performance of any obligation by any other person.

3.23 Employee Severance Claims. There will be no liability of Seller in respect of severance or separation pay to persons employed by Seller on the Closing Date as a result of the consummation of this Agreement and the transactions contemplated hereby.

3.24 Bank Accounts. Schedule 3.24 sets forth a true and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.25 Accounts Receivable. All accounts receivable of Seller represent bona fide claims against debtors for sales, leases, services performed or other charges arising on or before the Closing Date. To the best of Vitallo's and Seller's knowledge, said accounts receivable are subject to no material defenses, counterclaims or rights of setoff, other than cash discounts, returns and allowances and credits for freight granted in the ordinary course of business and are otherwise fully collectible in the ordinary course of business.

3.26 Condition of Tangible Assets. Except for ordinary wear and tear, the tangible assets of Seller are in all material respects (i) structurally sound with no material defects, (ii) in good operating condition and repair, (iii) adequate for the uses to which they are presently being put, and (iv) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

3.27 Inventory. The inventory of Seller is (except to the extent of any reserves reflected on the most recent balance sheet set forth in Section 3.05 hereof) in all material respects of a quality and quantity usable and salable in the ordinary course of business and all such inventory is reflected on such balance sheet, with adequate provisions or adjustments having been made for excess inventory, slow-moving inventory and inventory obsolescence and shrinkage, in accordance with generally accepted accounting principles consistently applied.

3.28  Hazardous Wastes.

(a) To the best of Vitallo's and Seller's knowledge, all properties and equipment used by Seller are and have been free of asbestos, PCB's, underground storage tanks, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances.
(b) No Extremely Hazardous Substances, have been disposed of, discharged, spilled, placed or applied on or below the surface of any other property by or on behalf of Seller.

3.29 Warranty Expense. The aggregate expense incurred by Seller to satisfy uninsured warranty claims has not exceeded in the aggregate $50,000 in any of the past three fiscal years, and since January 1, 1993 Seller has not incurred any material increase in such warranty expense or made any material change in its warranty practices or policies.

3.30 Powers-of-Attorney. Except as set forth on Schedule 3.30, no person has been authorized to exercise a power-of-attorney, or to act as attorney-in-fact, with respect to Seller.

3.31 Books and Records. To the best of Vitallo's and Seller's knowledge, the minute books and other similar records of Seller contain a true and materially complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of Seller's stockholders, boards of directors, and committees thereof. Such books and records have been maintained, in all material respects, in accordance with good business and bookkeeping practices.

3.32 No Undisclosed Information. Except as disclosed herein, Vitallo does not have any knowledge of any matter involving Seller which might have a Material Adverse Effect on Seller. Neither this Agreement nor any document, certificate or statement furnished or to be furnished to Buyer by or on behalf of Vitallo in connection with the transactions provided for herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV
                    Representations and Warranties of Buyer

Buyer represents and warrants to Vitallo that the statements contained in this
Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article IV).

4.01 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has the corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

4.02 Due Authorization. The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate proceedings on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

4.03 Absence of Conflicts. Neither the execution and delivery by either Buyer of this Agreement and the other Transaction Documents to which it is a party, the compliance by Buyer with the terms and conditions hereof or thereof, nor the consummation by Buyer of the transactions contemplated hereby or thereby will
(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of Buyer,
(b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, or notice to or filing with a governmental body with respect to Buyer,
(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien, lease, agreement or instrument to which Buyer is a party or by which it is bound or to which any of its property is subject,
(d)  result in the creation of any Lien upon any of the assets of Buyer, or
(e) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such indenture, mortgage, Lien, lease, agreement or instrument,

which, with respect to the matters specified in clauses (b) through (e) of this Section 4.03 could reasonably be expected to delay, prevent or hinder in any material respect the transactions contemplated hereby.

4.04 Litigation and Claims Against Buyer. There are no actions, suits or proceedings pending or threatened against Buyer which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.05. Brokers' Fees. Buyer has not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transactions contemplated hereby for which Vitallo will be responsible.

                                   ARTICLE V
                             Covenants of Vitallo

Vitallo covenants and agrees as follows:

5.01  Certain Changes and Conduct of Business.

(a) Negative Covenants. From and after the date of this Agreement and until the Closing, without the prior written consent of Buyer, Vitallo will not permit Seller to:

(i)  make any material change in the conduct of its business or operations;
(ii) issue any additional shares of capital stock or equity securities or pay any dividends or make any distributions with respect to its capital stock;
(iii) incur any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except transactions pursuant to existing contracts or entered into in the usual and ordinary course of business;
(iv) make any sale, assignment, transfer or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing contracts or entered into in the usual and ordinary course of business;
(v) subject any of its assets or any part thereof to any Lien or suffer such to be imposed;
(vi) enter into any new, or amend any existing, contracts, commitments or agreements which meet the criteria set forth in any of subparagraphs (i) through (v) of Section 3.08 of this Agreement, except contracts for the purchase or sale of inventory, equipment, supplies or raw materials entered into in the usual and ordinary course of business and the pending purchase of new machinery already disclosed to Buyer to meet its anticipated contractual obligations to Woldorf and State Farm Insurance Company;
(vii) enter into any new, or amend in any material respect any existing, employee benefit plan, policy, agreement, arrangement or understanding, except as required by law, or grant any material increases in rates of pay to hourly or salaried employees except as required by law or by any existing collective bargaining or employment agreement;
(viii) enter into any transaction otherwise than in the usual and ordinary course of business;
(ix) take or omit to take any action which would cause Vitallo to be unable to furnish the certificate called for by Section 7.03(a) hereof; or
(x)  commit itself to do any of the foregoing.

(b) Affirmative Covenants. From and after the date of this Agreement and until the Closing, Vitallo will cause Seller to:

(i) continue to maintain its properties in accordance with present practice in a condition suitable for their current use;
(ii) maintain all existing material insurance policies in full force and effect;
(iii) file when due all required United States Federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and an adequate bond is posted or other appropriate action is taken to assure that none of its assets shall be subjected to any Lien therefor, foreclosed against or taken in payment thereof;
(iv)  continue to conduct its businesses in the ordinary course;
(v) keep its books of account, records and files in the ordinary course in accordance with their existing practices; and

(vi) continue to maintain existing business relationships with suppliers, customers and vendors of leased equipment.

5.02 Access to Information. From and after the date of this Agreement and until the Closing Date Vitallo will, and will cause Seller to, afford to Buyer and Buyer's authorized representatives reasonable access to the officers, employees, properties, books and records of Seller and will, and will cause Seller to, furnish or make available to Buyer such additional financial and operating data and other information pertaining to Seller as Buyer may reasonably request. Any furnishing of such information to Buyer or investigation by Buyer shall not affect the right of Buyer to rely upon the representations and warranties of Vitallo in this Agreement.

5.03  Governmental Approvals.  Vitallo shall

(a) in a timely, accurate and complete manner make, or cause Seller to make, such required filings with and prepare such required applications to any governmental agency with which such filings or applications are required to be made or whose approval or consent is required for the consummation by Vitallo or Seller of the transactions contemplated by this Agreement, and

(b) provide to Buyer such information as Buyer may require to make such filings and prepare such applications as may be required for the consummation by Buyer of the transactions contemplated by this Agreement.

5.04 Consents and Approvals. Vitallo shall take, and shall cause Seller to take, all necessary action and use all reasonable efforts to obtain all consents, approvals, permits and licenses required of any of them to carry out the transactions contemplated in this Agreement.

5.05 All Reasonable Efforts. Vitallo shall, and shall cause Seller to, use all reasonable efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to Vitallo and Seller to be met as promptly as practicable.

5.06 Exclusivity. Until the Closing Date, Vitallo shall not (i) entertain any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any of the assets of Seller (including any acquisition structured as a merger, consolidation or share exchange) or to any other transaction which could result in control of Seller by any Person other than Buyer, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Vitallo shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any such acquisition or transaction.

5.07  Disclosure Schedule.  Vitallo shall promptly supplement the Disclosure
Schedule if events occur prior to the Closing that would have been required to be disclosed had they existed at the time of executing this Agreement. The Disclosure Schedule, as supplemented prior to the Closing, will contain a true, correct and complete list and description of all items required to be set forth therein. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies such exception with particularity.

                                   ARTICLE VI
                               Covenants of Buyer

Buyer covenants and agrees as follows:

6.01 Information Kept Confidential. Unless and until the transactions contemplated hereby have been consummated, Buyer and its officers, employees, agents and representatives will hold in strict confidence, and not use in any way except in connection with the transactions contemplated by this Agreement, all data and information obtained in connection with the transactions contemplated by this Agreement from Vitallo or Seller or from any officer, employee, agent or representative of any of them whether pertaining to the financial condition, results of operations, methods of operations or products of Seller or otherwise, except any of the same which

(a)  was in the public domain prior to being furnished to Buyer,

(b)  was known to Buyer prior to its disclosure to Buyer by Vitallo or Seller,

(c) is required to be disclosed by Buyer or by its officers, agents or representatives in connection with any court action or any proceeding before a governmental regulatory or administrative body or in connection with securing any consent or approval required hereunder or any financing contemplated hereby,

(d) is disclosed to Buyer by a third party, who did not unlawfully acquire or receive such information on a confidential basis from Vitallo or Seller subsequent to its disclosure to Buyer by Vitallo or Seller , or

(e) after being furnished to Buyer, entered the public domain through no act or failure to act on the part of Buyer.

In the event that this Agreement shall be terminated (whether or not as permitted by Section 10.01), Buyer and its authorized representatives shall promptly destroy or return to Seller all information furnished by Vitallo or Seller and any copies or extracts thereof; provided, however, that Buyer may retain such information until final resolution of any claim made by or against Buyer pursuant to Section 10.01(b).

6.02  Governmental Approvals.  Buyer shall

(a) in a timely, accurate and complete manner make such required filings with and prepare such required applications to any governmental agency with which such filings or applications are required to be made or whose approval or consent is required for the consummation by Buyer of the transactions contemplated by this Agreement, and

(b) provide to Vitallo such information concerning Buyer as Vitallo may require to make such filings and prepare such applications as may be required for the consummation by Vitallo of the transactions contemplated by this Agreement.

6.03 Consents and Approvals. Buyer shall use all reasonable efforts to obtain all consents, approvals, permits and licenses required of it to carry out the transactions contemplated in this Agreement.

6.04 All Reasonable Efforts. Buyer shall use all reasonable efforts to cause all the conditions precedent to the consummation of the transactions contemplated hereby applicable to Buyer to be met as promptly as practicable.

                                  ARTICLE VII
                             Conditions of Closing

7.01 Preamble. The respective obligations set forth herein of Vitallo, Seller and Buyer to consummate the agreements and the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing, in the case of the obligations of Buyer, of the conditions set forth in Sections 7.02 and 7.03, and, in the case of the obligations of Vitallo and Seller, of the conditions set forth in Sections 7.02 and 7.04. Any of the following conditions may be waived in whole or in part by the party or parties whose obligations are subject to such conditions.

7.02  Conditions to Obligations All Parties.

(a) No Orders. There shall be in force no order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing to a material degree the consummation of the transactions contemplated by this Agreement or the other agreements or documents described herein.
(b) No Litigation. No governmental department, agency, commission or other governmental entity shall have notified any party hereto of its intention to institute any suit, proceeding or investigation, and no such suit, proceeding or investigation and no suit instituted by any person shall be pending (except for suits, proceedings or investigations which, in the opinions of counsel for Buyer and Vitallo, have no substantial likelihood of success) against any party hereto to restrain, enjoin, prohibit, invalidate or otherwise prevent to a material degree the transactions contemplated by this Agreement or the other agreements or documents described herein, or to obtain substantial damages from any party hereto in connection with this Agreement or the other agreements and documents described herein or the consummation of the transactions contemplated hereby or thereby.
(c) Consents and Approvals. Any and all consents, orders, permits, licenses, qualifications, authorizations or approvals from governmental authorities required for the consummation of the transactions contemplated by this Agreement shall have been obtained.
(d) Defino Transaction. The closing with Defino under a Membership Interest Agreement acceptable to both Defino and Buyer shall occur simultaneously with the Closing.
(e) Netting of Loans. At the Closing, all loans due to Seller from Vitallo shall have been offset against all loans due to Vitallo from Seller, and the remaining balance due to Vitallo from Seller shall be cancelled and contributed to the capital of Seller by Vitallo (it being understood that such loans are not being purchased or assumed by Buyer).

7.03  Conditions to Obligations of Buyer.

(a) Representations and Warranties of Vitallo; Performance of Covenants. Except as otherwise consented to in writing by Buyer, the representations and warranties in Article II and Article III hereof shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as though made at and as of such time. Except as otherwise consented to in writing by Buyer, Vitallo shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by it at or before the Closing. At the Closing Buyer shall have received a certificate of Vitallo to the foregoing effects, which certificates shall list or attach copies of any such written consents by Buyer.

(b) Opinion of Counsel for Vitallo. Buyer shall have received from William Diamant, Esquire or other counsel satisfactory to Buyer a favorable written opinion, dated the Closing Date and in substantially the form attached hereto as Exhibit A. In rendering the foregoing opinion, such counsel may rely on the opinions, satisfactory in form and substance to Buyer, of other counsel satisfactory to Buyer.
(c) Permits, Consents, Etc. Any and all orders, permits, licenses, qualifications, authorizations or approvals, and any and all consents with respect to agreements required for the closing of the transactions contemplated by this Agreement to have been obtained by Vitallo or Seller shall have been obtained.
(d) Retirement of Seller. Vitallo shall have retired from Seller effective at the Closing, when he receives his $4,000,000 payment pursuant to this Agreement.
(e) Bill of Sale. Seller shall have executed and delivered to Buyer a Bill of Sale in the form attached hereto as Exhibit B transferring title to the Assets identified therein to Buyer.
(f) Assignment and Assumption Agreement. Seller shall have executed and delivered to Buyer an Assignment and Assumption Agreement in the form attached hereto as Exhibit C pursuant to which Seller assigns to Buyer its rights under the contracts, licenses and permits identified therein.
(g) TCS Stock. Vitallo shall have contributed his shares of capital stock of TCS to Seller at the Closing.
(h) Transaction Documents. Vitallo shall have entered into a Stock Purchase Agreement and General Release with Seller substantially in the form of Exhibit D hereto, and the parties thereto shall have entered into the Lease substantially in the form of Exhibit E hereto.
(i) Proceedings and Incumbency. On the Closing Date there shall have been delivered to Buyer a certificate in form and substance satisfactory to Buyer, dated the Closing Date and signed on behalf of Seller by the Secretary or an Assistant Secretary of Seller, certifying as to (a) true copies of the articles of incorporation and bylaws of such entity as in effect on such date,
(b) true copies of all corporate action taken by such entity relative to this Agreement and the other Transaction Documents to which it is a party, and (c) the names, true signatures and incumbency of the officer or officers of such entity authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party.
(j) Results of "Due Diligence" Inquiry. Any investigation of Seller and Vitallo undertaken by Buyer shall not have resulted in the discovery of any information or matter which Buyer in its sole discretion has determined to be material and adverse.
(k) Material Adverse Change. Seller shall not have suffered any change in its condition (financial or otherwise) or in its assets, liabilities (absolute or contingent) or business, except changes in the lawful and ordinary course of business, and none of such changes as may have occurred, individually or in the aggregate, shall have materially and adversely affected its business, property, assets, condition or prospects.
(l) Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be satisfactory to counsel for Buyer.

7.04  Conditions to Obligations of Vitallo.

(a)  Representations and Warranties of Buyer; Performance of Covenants.
Except as otherwise consented to in writing by Vitallo, the representations and warranties in Article IV hereof shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as though made at and as of such time. Except as otherwise consented to in writing by Vitallo, Buyer shall have complied in all material respects with all covenants and conditions contained herein required to be performed or complied with by it at or before the Closing. At the Closing Vitallo shall have received a certificate of Buyer to the foregoing effects, which certificate shall list or attach copies of any such written consents of Vitallo.
(b) Opinion of Counsel for Buyer. Vitallo shall have received from Reed Smith Shaw & McClay, counsel to Buyer, a favorable opinion, dated the Closing Date and in substantially the form attached hereto as Exhibit F. In rendering the foregoing opinion, such counsel may rely on the opinions, satisfactory in form and substance to Vitallo, of other counsel satisfactory to Vitallo.
(c) Permits, Consents, Etc. Any and all orders, permits, licenses, qualifications, authorizations or approvals, and any and all consents with respect to agreements required for the closing of the transactions contemplated by this Agreement to have been obtained by Buyer shall have been obtained.
(d) Transaction Documents. The parties thereto shall have entered into the Lease substantially in the form of Exhibit E hereto.
(e) Proceedings and Incumbency. On the Closing Date there shall have been delivered to Vitallo a certificate in form and substance satisfactory to Vitallo, dated the Closing Date and signed on behalf of Buyer by the Secretary or an Assistant Secretary of such entity, certifying as to (a) true copies of the articles of incorporation and bylaws of such entity as in effect on such date, (b) true copies of all corporate action taken by such entity relative to this Agreement and the other Transaction Documents to which it is a party, and
(c) the names, true signatures and incumbency of the officer or officers of such entity authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party.
(f) Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be satisfactory to counsel for Vitallo.
(g) Release of Obligations. Seller and Buyer shall have caused Vitallo to be released from pre-Closing third party obligations with respect to Seller, including any guarantys on third-party debt of Seller, which are in excess of $50,000, or shall indemnify Vitallo against any such obligations of $50,000 or less from which he is not released at Closing.
(h) Other Matters. Seller shall have transferred to Vitallo the title of his Seller-provided automobile and shall have provided a means for Vitallo to continue his health insurance coverage, dependent upon applicable plan provisions, until he reaches the age of 65.

                                  ARTICLE VIII
                    Remedies for Breaches of this Agreement

8.01 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing and shall continue in full force and effect for a period of three years thereafter.

8.02 Indemnification Provisions for Benefit of Buyer. If there is any breach of any of the representations, warranties or covenants of Vitallo and/or Seller contained herein, or if any third party alleges facts that, if true, would mean that such a breach existed, and provided that Buyer deliver to Vitallo, pursuant to Section 8.04 hereof, a claim for indemnification with respect to such alleged breach, then Vitallo shall indemnify Buyer for any breach of a representation or warranty or a covenant of Vitallo and/or Seller contained herein by Vitallo and/or Seller from and against all Adverse Consequences that Buyer has suffered or may suffer caused by, resulting from, arising out of or relating to such breach through and after the date of such claim. Seller also indemnifies Buyer from and against any Adverse Consequences for failure to comply with any bulk sales laws (in consideration of which indemnification obligation Buyer hereby waives compliance by Sellers with any applicable bulk sales laws).

8.03 Indemnification Provisions for Benefit of Vitallo. If there is any material breach of any of the representations, warranties or covenants of Buyer contained herein, or if any third party alleges facts that, if true, would mean that such a breach existed, and provided that Vitallo deliver to Buyer pursuant to Section 8.04 hereof a claim for indemnification with respect to such alleged breach, then Buyer shall indemnify Vitallo from and against all Adverse Consequences that Vitallo has suffered or may suffer caused by, resulting from, arising out of or relating to such breach through and after the date of such claim.

8.04 Notice of Claim for Indemnification. No claim for indemnification hereunder shall be valid unless notice of such claim is delivered to Buyer (in the case of a claim by Vitallo) or to Vitallo (in the case of a claim by Buyer). Any such notice shall set forth in reasonable detail, to the extent known by the person giving such notice, the facts on which such claim is based and the estimated amount of Adverse Consequences resulting therefrom.

8.05  Matters Involving Third Parties.
(a) If Buyer or Vitallo receives notice or acquires knowledge of any matter which may give rise to a claim by another person and which may then result in a claim for indemnification under this Article VIII, then (i) if such notice or knowledge is received or acquired by Buyer, Buyer shall promptly notify Vitallo thereof, and (ii) if such notice or knowledge is received or acquired by Vitallo, he shall promptly notify Buyer thereof; provided, however, that no delay in giving such notice shall diminish any obligation under this
Article VIII to provide indemnification unless (and then solely to the extent that) the party from whom such indemnification is sought is prejudiced.
(b) Any party from whom such indemnification is sought (the "Indemnifying Party") shall have the right to defend the party seeking such indemnification (the "Indemnified Party") against such claim by another person (the "Third Party Claim") with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (i) within fifteen days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against all Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources necessary to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim seeks only money damages and not an injunction or other equitable relief,
(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.05(b) hereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnified Party.
(d) If any of the conditions specified in Section 8.05(b) hereof is or becomes unsatisfied, however, (i) the Indemnified Party, upon prior written notice to the Indemnifying Party, may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem advisable (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' and accountants' fees and disbursements and amounts paid in settlement), and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim to the fullest extent provided in this Article VIII.

8.06 Treatment of Indemnification Payments. All indemnification payments made by Vitallo or Buyer under this Article VIII shall be deemed adjustments to the Purchase Price.

8.07 Other Indemnification Provisions. The indemnification provisions in this Article VIII are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant.

                                   ARTICLE IX
                                  Definitions

As used herein the following terms have the following meanings:

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' and accountants' fees and disbursements.

"Affiliate" shall mean a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

"Agreement" shall have the meaning set forth in the preamble hereto.

"Assets" has the meaning set forth in Section 1.01 hereof.

"Assignment and Assumption Agreement" means an Assignment and Assumption Agreement dated the Closing Date between Seller and Buyer.

"Bill of Sale" means a Bill of Sale dated the Closing Date from Seller to Buyer.

"Buyer" shall have the meaning set forth in the preamble hereto.

"Closing" shall have the meaning set forth in Section 1.03.

"Closing Date" shall have the meaning set forth in Section 1.03.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Common Stock" shall have the meaning set forth in the recitals hereto.

"Confidential Information" includes information concerning Seller's sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from Seller, its sources of supply, its computer programs, system documentation, special hardware, product hardware, related software development, its manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to Seller or relating to its affairs.

"Contracts" shall have the meaning set forth in Section 3.08.

"Debt Instruments" shall have the meaning set forth in Section 3.15.

"Defino" shall have the meaning set forth in the recitals hereto.

"Disclosure Schedule" shall mean the disclosure schedule dated the date hereof, as supplemented from time to time to the Closing on the Closing Date furnished by Vitallo to Buyer and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) other plan or practice of Seller , whether formal or informal, written or oral, and whether or not legally enforceable, providing or which may provide benefits to employees of Seller in connection with their employment or the termination of their employment by retirement or otherwise.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

"Employment Contracts" shall have the meaning set forth in Section 3.10.

"Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, medical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, medical, industrial, hazardous or toxic materials or wastes.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


"Equipment" shall have the meaning set forth in Section 3.07(b).

"Equipment Instruments" shall have the meaning set forth in Section 3.07(b).

"Excluded Assets" shall mean the tax deposit receivable due to Seller from the IRS with respect to Seller's election of its taxable year.

"Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

"Fiduciary" has the meaning set forth in ERISA Section 3(21).

"Financial Statements" shall have the meaning set forth in Section 3.05.

"Indemnified Party" has the meaning set forth in Section 8.05(b) hereof.

"Indemnifying Party" has the meaning set forth in Section 8.05(b) hereof.

"Lease" shall mean the Lease Agreement dated the Closing Date among Vitallo, Defino and the L.L.C. with respect to the Company facilities.

"Liability," whether or not capitalized, means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, but shall not include any loans payable (including interest due thereon) to Defino.

"Lien" means any mortgage, pledge, encumbrance, charge or other security interest other than Permitted Liens.

"L.L.C." shall mean Tukaiz Communications, L.L.C., an Illinois limited liability company.

"Material Adverse Effect" shall mean a material adverse effect on the business, property, financial condition or results of operations of a specified Person.

"Membership Interest Agreement" shall have the meaning set forth in the recitals hereto.

"Multiemployer Plan" means any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which Seller has an obligation to contribute.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permits" shall have the meaning set forth in Section 3.14.

"Permitted Liens" shall mean landlord's, workmen's, warehousemen's, materialmen's or other statutory liens or easements, covenants and encumbrances which are not material in character, amount or extent and do not materially detract from the value or materially interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon or therewith.

"Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

"Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

"Purchase Price" shall have the meaning set forth in Section 1.02.

"Real Property" shall have the meaning set forth in Section 3.07(a).

"Real Property Instruments" shall have the meaning set forth in Section
3.07(a).

"Reportable Event" has the meaning set forth in ERISA Section 4043.

"Seller" shall have the meaning set forth in the preamble hereto.

"Stock Purchase Agreement and General Release" shall mean the Stock Purchase Agreement and General Release dated as of the Closing Date between Vitallo and Seller.

"Tax" or "Taxes" means any United States Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"TCS" shall have the meaning set forth in Section 1.05.

"Third-Party Claim" has the meaning set forth in Section 8.05(b) hereof.

"Transaction Documents" shall mean this Agreement, the Stock Purchase Agreement and General Release and the Lease.

"Vitallo" shall have the meaning set forth in the preamble hereto.

                                   ARTICLE X
                                 Miscellaneous
10.01  Termination.

(a)  This Agreement may be terminated at any time prior to the Closing:

(i)  by the mutual written agreement of Vitallo, Seller and Buyer;
(ii) by Buyer or Vitallo or Seller after February 15, 1997 if the Closing of the transactions contemplated hereby has not occurred by that date and if the party exercising the right of termination provided by this clause (ii) is not, at the time of such exercise, in breach of its material obligations under this Agreement;
(iii)  by Buyer on the Closing Date if any of the conditions provided in
Section 7.02 or Section 7.03 have not been met and have not been waived;
(iv) by Vitallo or Seller on the Closing Date if any of the conditions provided in Section 7.02 or Section 7.04 have not been met and have not been waived; or
(v) by Buyer or Vitallo or Seller if there is an order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing to a material degree the consummation of the transactions contemplated by this Agreement or the other agreements or documents described herein.

Buyer or Vitallo or Seller, as the case may be, shall exercise a right of termination provided above by written notice to the other parties hereto.

(b) If this Agreement is terminated by Buyer or Vitallo or Seller as permitted in Section 10.01(a), such termination shall be without liability of any party to any other party to this Agreement; provided, however, that if such termination shall result from (i) the willful failure of any party to fulfill a condition precedent to the performance of another party or to perform a material covenant of this Agreement or (ii) a material and willful breach by any party of this Agreement, then such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other party or parties in connection herewith.

10.02 Further Assurances; Books and Records. From time to time at Buyer's request (whether at or after the Closing) and without further consideration, Vitallo and Seller will execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request in order to effectively convey and transfer the Assets.

10.03 Press Releases and Public Announcements. Except as otherwise required by law, prior to the Closing, neither Buyer nor Vitallo or Seller shall issue or permit to be issued any press release, make or permit to be made any public announcement or otherwise disclose or permit to be disclosed any information for the purpose of publication by any print, broadcast or other public media, relating to the transactions contemplated by this Agreement, without the prior written consent of Vitallo (in the case of an announcement or disclosure other than by Vitallo) or Buyer (in the case of an announcement or disclosure other than by Buyer); provided however, that the parties acknowledge that press releases shall be issued upon signing this Agreement and at Closing and agree to cooperate to issue a mutual press release. In the event that such disclosure is required by law, the disclosing party shall be required to give written notice of such requirement to the other party prior to making any such disclosure.

10.04 Expenses. Vitallo (and not Seller or the L.L.C.) will pay from the proceeds of sale all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them, including, without limitation, all accounting and legal fees and expenses of Vitallo. Buyer will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by them, including, without limitation, all accounting and legal fees and expenses of Buyer.

10.05 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Buyer and Vitallo and Seller submit to the jurisdiction of any state or federal court sitting in Pittsburgh, Pennsylvania or Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. Buyer and Vitallo and Seller waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety, or other security that might be required of any other party with respect thereto.

10.06 Entire Agreement; Modification; Waiver. This Agreement, including the exhibits, schedules and appendices hereto, constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements, express or implied, made by any party to any other party in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by law, unless otherwise expressly provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.07 Notices. All notices, demands, claims, requests, undertakings, consents, opinions and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by mail, facsimile transmission (with confirmation of receipt), telegraph, telex or similar means of communication, and shall be deemed to have been given or made when delivered, if personally delivered, and otherwise when received, addressed to the respective parties as follows:

If to Buyer:
c/o Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA  15212
Attn:  President

If to Vitallo or Seller:
c/o Michael Vitallo
4N 840 Old Farm Road
St. Charles Road
St. Charles, IL  60175

with a copy to:
William Diamant, Attorney
119 E. Ogden Avenue, Suite A
Hinsdale, IL 60521

10.08 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

10.09  Matters of Construction, Interpretation and the Like.

(a) Construction. Buyer, Seller and Vitallo have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Buyer, Seller and Vitallo and no presumption or burden of proof shall arise favoring or disfavoring either Buyer, Seller or Vitallo because of the authorship of any of the provisions of this Agreement. Any reference to any United States Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "or" means "and/or"; (f) the term "party" means, on the one hand, Buyer, on the other hand, Vitallo and Seller,
(g) the word "including" means "including without limitation"; and (h) all references to "dollars" or "$" refer to currency of the United States of America. Each representation, warranty and covenant contained herein shall have independent significance. If Buyer or Vitallo and Seller materially breach in any respect any representation, warranty, covenant or other obligation contained herein or created hereby, the fact that there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which has not been breached shall not detract from or mitigate the consequences of such breach. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have. The exhibits and schedules specified in this Agreement are incorporated herein by reference and made a part hereof. The article and section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.
(b) Severability. The invalidity or unenforceability of one or more of the provisions of this Agreement in any situation in any jurisdiction shall not affect the validity or enforceability of any other provision hereof or the validity or enforceability of the offending provision in any other situation or jurisdiction.

10.10 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than Buyer, Vitallo, Seller and their respective heirs, legal representatives, successors and permitted assigns.

10.11 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, legal representatives, successors and permitted assigns. No party may assign this Agreement or any of such party's rights, interests or obligations hereunder without the prior approval of the other parties hereto.

10.12  Noncompetition.
(a) Non-Disclosure of Confidential Information. Vitallo agrees to hold and safeguard the Confidential Information known or held by Vitallo in trust for the post-Closing Seller, the L.L.C. and their respective successors and assigns (together, the "Company") and agrees that it shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company's organization at any time, any of the Confidential Information.
(b) Restrictions on Competition. Vitallo covenants and agrees that for a period of six (6) years following the Closing, Vitallo shall not in the United States of America, or in any other country of the world in which the Company has done business at any time during the last three (3) years prior to the Closing, engage, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold by the Company at any time and from time to time during the last three (3) years prior to the Closing.
(c)  Non-Solicitation of Customers and Suppliers. Vitallo agrees that for six
(6) years following the Closing Vitallo shall not solicit the trade of, or trade with, any customers or suppliers of the Company.
(d) Non-Solicitation of Employees. Vitallo agrees that for six (6) years following the Closing Vitallo shall not solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any employee of the Company.
(e)  Remedies.  In the event of a breach by Vitallo of the terms of this
Section 10.12, then Buyer or the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Vitallo and to enjoin Vitallo from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Vitallo acknowledges, however, that the remedies at law for any breach by it of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against it in the event of any breach.
(f) Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Section 10.12 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.
(g) Tolling Period. The noncompetition, nondisclosure and non-solicitation obligations contained herein shall be extended by the length of time during which Vitallo shall have been in breach of any of such provisions.
(h) Fees. If either Buyer or the Company prevails in a proceeding for damages or injunctive relief, Vitallo agrees that Buyer and the Company, in addition to other relief, shall be entitled to reasonable attorneys' fees, costs and the expenses of litigation incurred by Buyer and the Company in securing the relief granted by the court, in such amount as may be ordered by a court granting such relief.

10.13 Supplemental Health Insurance Payment. At the Closing, Seller shall pay to Vitallo an amount equal to $8,400 for health insurance coverage for Vitallo after he reaches the age of 65.
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
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed as of the date first above written.


TKZ HOLDING CORP.


By             David M. Kelly
   --------------------------------------
Title:           President
      -----------------------------------


TUKAIZ LITHO, INC.


By            Frank Defino, Sr.
   --------------------------------------
Title:           President
      -----------------------------------



WITNESS:
              Carol A. Soltes
     ------------------------------------



              Michael Vitallo
     ------------------------------------
              Michael Vitallo